Exhibit 99.1

The business combination described in this press release involves securities of Japanese companies. The business combination is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the companies are located in Japan and some or all of their officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court's judgment. You should be aware that the companies may purchase securities otherwise than under the business combination, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail. The companies assume no responsibility for this translation or for direct, indirect or any other forms of damages arising from the translation.

April 14, 2026

To Whom It May Concern:

Company Name:	JOYFUL HONDA CO., LTD.
Name of Representative:	Ikuo Hirayama, Representative Director and President
(Securities Code: 3191; Tokyo Stock Exchange, Prime Market)
Contact:	Hirohiko Kubo, Deputy General Manager Administration Division
(Telephone: +81-29-822-2215)

Company Name:	ARCLANDS CORPORATION
Name of Representative:	Yoshifumi Sato, President (COO)
(Securities Code: 9842; Tokyo Stock Exchange, Prime Market)
Contact:	Kimitoshi Ino, Director, Administration General Manager
(Telephone: +81-48-610-0641)

Notice Concerning Execution of Memorandum of Understanding Regarding Business

Integration of JOYFUL HONDA CO., LTD. and ARCLANDS CORPORATION Through

Establishment of Joint Holding Company (Share Transfer)

JOYFUL HONDA CO., LTD. (“Joyful Honda”) and ARCLANDS CORPORATION (“Arclands”; together with Joyful Honda, the “Companies”) hereby announce that the Companies reached a basic agreement to undertake a business integration (the “Business Integration”) based on a spirit of equality by establishing a joint holding company (the “Joint Holding Company”) through a joint share transfer (the “Share Transfer”) and that the Companies resolved, at the respective meetings of their boards of directors held today, to execute a memorandum of understanding regarding the Business Integration (the “MOU”), and executed the MOU, as set forth below.

1.	Background and Strategic Rationale of Business Integration
(1)	Background and Strategic Rationale

Consumer expectations around housing and everyday living have evolved significantly in recent years, becoming increasingly diverse and sophisticated. Today’s consumers seek not only convenience—being able to access the products they need, when they need them—but also high-quality, specialized products and services that enrich their lifestyles. At the same time, competition across the retail sector has intensified, driven by new entrants from other industries and the rapid growth of e-commerce. In this environment, retailers are expected to take a more customer-centric approach — anticipating individual needs, delivering tailored value, and continuously enhancing the overall shopping experience.

Both Joyful Honda and Arclands have long been committed to customer-first store operations, with a strong emphasis on regional relevance and individuality. Against the backdrop of these structural changes in the retail industry, the Companies have decided to pursue the Business Integration to try to achieve the delivery of a more seamless and convenient shopping experience, and the sustainable growth of the Companies and their stores. Through the Business Integration, the Companies will not only expand their combined store network but also leverage their respective strengths — including expertise in large-format retailing, specialty store operations, and product development. By integrating these capabilities, they aim to further enhance the depth and quality of their product offerings and in-store services. In addition, by strengthening the linkage between physical stores and digital platforms, the Companies will create a more integrated and convenient shopping environment.

Looking ahead, the Companies will also promote a “Specialty-driven home center model,” expanding collaboration with other home center operators that share this vision. The Business Integration is not their final destination, and the Companies will aim to build Japan’s leading home center platform by bringing together leading regional retailers with strong specializations in products and services.

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(2)	Strategic Direction and Expected Synergies

Since its foundation, Joyful Honda has operated under the philosophy that “The joy of our customers is our joy,” providing a wide range of products and services related to housing and everyday living. With a strong presence in the Kanto region, Joyful Honda offers an extensive range of products and services, including professional materials, gardening and farming, home renovation, interior and living room goods, as well as pet and leisure products. Leveraging both breadth of assortment and deep expertise, Joyful Honda continues to develop stores that meet diverse customer needs, while striving to become Japan’s leading “Living Space Innovator” by delivering added value through surprise, inspiration, and discovery.

Meanwhile, Arclands operates on a nationwide level a broad portfolio of businesses related to housing and daily living, centered on home centers and extending into retail segments such as home renovation, pet-related products, and arts and crafts, as well as food services, wholesale, and real estate. Guided by its philosophy of “Fulfillment in your life. Fulfillment in your heart,” Arclands aims to deliver high-quality products at compelling prices while creating attractive retail experiences, with the goal of becoming a leading “Lifestyle value creation group.”

The Companies share a common commitment to enhancing customers’ joy and fulfillment through products and services related to housing and daily living. In addition, they are highly complementary in terms of geographic footprint, product categories, and areas of specialization, creating a strong strategic fit. Building on these shared values and complementary strengths, the Business Integration is expected to generate the following key synergies. After the Business Integration, the Companies aim to enhance their earning power over the medium to long term and maximize their corporate value by fully leveraging their combined resources.

(i)	Collaboration in Product Development and Procurement
•	By leveraging the strengths of the Companies, they will promote the mutual supply and sales of private-brand products, as well as exclusive products jointly developed with national brands, thereby enhancing product competitiveness and expanding revenue.
•	By consolidating and centralizing suppliers for common products, the Companies aim to reduce procurement costs and improve profitability through economies of scale.
(ii)	Integration of Customer Base and Marketing Functions
•	The Companies will deliver optimal product and service proposals tailored to each individual customer through the seamless integration of physical stores and digital platforms, as well as the enhancement of marketing capabilities by using digital technologies.

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•	By organically integrating the customer bases and diverse customer touchpoints that each Company has cultivated to date, the Companies will promote cross-brand usage, thereby enhancing in-store customer traffic and increasing purchase frequency, including through online channels.
•	Through these initiatives, the Companies will aim to expand their respective economic spheres and establish a platform that will be continuously selected by customers.
(iii)	Sharing of Store Development and Operational Expertise
•	By sharing expertise in large-scale store operations, specialty store development, and specialized knowledge in home renovation and pet-related businesses, the Companies will aim to further refine store operations and improve both revenue and profitability.
•	By combining their respective areas of specialization, the Companies will develop new specialty store formats focused on specific categories.
(iv)	Optimization of Business Infrastructure
•	The Companies will consider the sharing, integration and optimization of IT systems, payment platforms, logistics networks, inventory management, and headquarters functions, and aim to establish a value chain that maximizes economies of scale.
•	They will also explore the sharing and integration of human resource systems—including recruitment, training, and evaluation—to further develop and retain highly skilled talent.

(3)	Method for Transitioning to a Holding Company Structure

The Companies will establish the Joint Holding Company through a joint share transfer and transition to a holding company structure. As a result, the Companies will become wholly-owned subsidiaries of the Joint Holding Company and their shares will be delisted. With respect to the shares of the Joint Holding Company to be newly allotted to the shareholders of the Companies, it is intended that an application for a technical listing be filed with the Tokyo Stock Exchange, Inc. (the “TSE”), and that the shares be listed on the Prime Market of the TSE. Accordingly, the listing of the shares held by the shareholders of the Companies will be substantially maintained, although the shares will be of the Joint Holding Company, rather than the Companies.

(4)	Governance Structure of Joint Holding Company

The Companies agreed in the MOU that the Joint Holding Company will be a company with a board of statutory auditors as of the registration date of the establishment of the Joint Holding Company (the “Effective Date”). In addition, as of the Effective Date, Mr. Katsuji Sakamoto (the current Representative of Arclands Global Group) will be an Advisor of the Joint Holding Company.

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(5)	Directors of the Joint Holding Company

The Companies agreed in the MOU that, as of the Effective Date, the number of directors of the Joint Holding Company will be nine (9) and that five (5) of them will be outside directors. In addition, the Companies agreed in the MOU that, as of the Effective Date, the directors of the Joint Holding Company (excluding the outside directors) are expected to be as set forth below.

●	Representative Director and Chairman	Masaru Honda	(Current Director and Counselor of Joyful Honda)
●	Representative Director and President	Ikuo Hirayama	(Current Representative Director and President of Joyful Honda)
●	Representative Director and Vice President	Haruhiko Sakamoto	(Current Representative Director and Chairman of Arclands)
●	Director	Kimitoshi Ino	(Current Director, Administration General Manager of Arclands)

(6)	Statutory Auditors of Joint Holding Company

The Companies agreed in the MOU that, as of the Effective Date, the number of statutory auditors of the Joint Holding Company will be three (3).

(7)	Integration Preparatory Committee and Subcommittees

The Companies have established an Integration Preparatory Committee and subcommittees thereof in order to ensure the smooth execution of the Business Integration, and are discussing the Business Integration intensively.

2.	Summary of Share Transfer
(1)	Schedule for Share Transfer
Meeting of the board of directors to approve the MOU (the Companies)	Tuesday, April 14, 2026 (today)
Execution of the MOU (the Companies)	Tuesday, April 14, 2026 (today)
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Record date for the annual general meeting of shareholders (Joyful Honda)	Saturday, June 20, 2026 (to be confirmed)
Meeting of the board of directors to approve the definitive agreement and the share transfer plan (the Companies)	First half of July 2026 (to be confirmed)
Execution of the definitive agreement and preparation of the share transfer plan (the Companies)	First half of July 2026 (to be confirmed)
Date of public notice of the record date for the extraordinary general meeting of shareholders (Arclands)	First half of July 2026 (to be confirmed)
Record date for the extraordinary general meeting of shareholders (Arclands)	Second half of July 2026 (to be confirmed)
Annual general meeting of shareholders to approve the share transfer plan (Joyful Honda)	Second half of September 2026 (to be confirmed)
Extraordinary general meeting of shareholders to approve the share transfer plan (Arclands)	Second half of September 2026 (to be confirmed)
Final trading day on the TSE (the Companies)	Wednesday, February 24, 2027 (to be confirmed)
Date of delisting from the TSE (the Companies)	Thursday, February 25, 2027 (to be confirmed)
Effective Date (the registration date of the establishment of the Joint Holding Company)	Monday, March 1, 2027 (to be confirmed)
Listing date of the shares of the Joint Holding Company	Monday, March 1, 2027 (to be confirmed)

(Note) The above schedule is tentative as of the date hereof and may be changed following consultation between the Companies, if such change is necessary in light of the progress of the procedures relating to the Business Integration and the Share Transfer. Also, if, in the future, while proceeding with the procedures and consultation regarding the Business Integration and Share Transfer, any event that delays, or makes it difficult to proceed with, the Business Integration and the Share Transfer arises due to the requirement to obtain permission or approval from the Fair Trade Commission or other relevant authorities, or for any other reason, such event will be promptly announced.

(2)	Method of Share Transfer

The Share Transfer will be implemented as a joint share transfer, pursuant to which Joyful Honda and Arclands will become wholly-owned subsidiaries resulting from the share transfer, and the Joint Holding Company will become the wholly-owning parent company established through the share transfer.

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(3)	Details of Allotments Pertaining to Share Transfer
	Arclands	Joyful Honda
Share transfer ratio	1	1.15

(Note 1) Details of share allotment pertaining to Share Transfer

For each common share in Arclands, one (1) common share of the Joint Holding Company will be allotted and issued, and for each common share of Joyful Honda, 1.15 common shares of the Joint Holding Company will be allotted and issued. However, if there is any material change or a significant discrepancy is identified in the conditions that form the basis of the calculation of the above share transfer ratio, the share transfer ratio may be changed following mutual consultation and agreement between the Companies. In the event that, as a result of the Share Transfer, any fraction of less than one (1) common share in the Joint Holding Company arises with respect to the number of shares to be allotted to the shareholders of the Companies, the amount of cash corresponding to such fractional share will be paid to the relevant shareholders in accordance with the provisions of Article 234 of the Companies Act and other applicable laws and regulations.

(Note 2) Number of new shares to be allotted by Joint Holding Company upon Share Transfer (to be confirmed)

Common shares: 138,085,675 shares

The above number of shares was calculated based on the total number of issued shares of Arclands as of February 28, 2026 (64,733,372 shares) and the total number of issued shares of Joyful Honda as of December 20, 2025 (63,784,612 shares).

(4)	Treatment of Stock Acquisition Rights and Bonds with Stock Acquisition Rights of Companies that Will Become Wholly-Owned Subsidiaries

The Companies have not issued any stock acquisition rights or bonds with stock acquisition rights.

3.	Grounds for Details of Allotment Pertaining to Share Transfer
(1)	Grounds and Reasons for Details of Allotment

In order to ensure the fairness of the share transfer ratio used in the Share Transfer and to otherwise ensure the fairness of the Share Transfer, Joyful Honda has appointed Mitsubishi UFJ Morgan Stanley Securities Co., Ltd. (“Mitsubishi UFJ Morgan Stanley Securities”) as its financial advisor and third-party valuation institution, and Nagashima Ohno & Tsunematsu as its legal advisor. Meanwhile, Arclands has appointed SMBC Nikko Securities Inc. (“SMBC Nikko Securities”) as its financial advisor and third-party valuation institution, and Anderson Mori & Tomotsune as its legal advisor.

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Each of the Companies obtained, from its respective third-party valuation institution, a valuation report on the share transfer ratio (the “Share Transfer Ratio Valuation Report”) dated April 13, 2026.

The Companies carefully reviewed the share transfer ratio upon comprehensively taking into consideration (i) the advice and valuation results provided by their respective financial advisors and third-party valuation institutions as well as the advice of their respective legal advisors, (ii) the results of the due diligence that each of the Companies conducted on the other, and (iii) the trends in their respective share prices and other factors; and engaged in multiple rounds of negotiations and consultations. As a result, the Companies ultimately determined that the share transfer ratio described in “(3) Details of the Allotment Pertaining to the Share Transfer” of “2. Summary of the Share Transfer” above is appropriate. Accordingly, at the meetings of their respective boards of directors held today, the Companies resolved and agreed on the share transfer ratio for the Share Transfer.

(2)	Matters Relating to Valuation
(i)	Names of Valuation Institutions and Their Relationships With Joyful Honda and Arclands

Neither Mitsubishi UFJ Morgan Stanley Securities, as the third-party valuation institution of Joyful Honda, nor SMBC Nikko Securities, as the third-party valuation institution of Arclands, is a related party of the Companies, and neither Mitsubishi UFJ Morgan Stanley Securities nor SMBC Nikko Securities has any material interest that should be stated herein in connection with the Business Integration and the Share Transfer. While the fees payable to Mitsubishi UFJ Morgan Stanley Securities include a contingency fee, which is payable subject to the successful completion of the Business Integration, the Share Transfer and other conditions, Joyful Honda has concluded that the fact that such a contingency fee is included in the fees payable to Mitsubishi UFJ Morgan Stanley Securities does not impair the independence of Mitsubishi UFJ Morgan Stanley Securities when taking into consideration, among other things, the usual business practices that are followed under similar transactions. While the fees payable to SMBC Nikko Securities include a contingency fee, which is payable subject to the successful completion of the Business Integration, the Share Transfer and other conditions, Arclands has concluded that the fact that such a contingency fee is included in the fees payable to SMBC Nikko Securities does not impair the independence of SMBC Nikko Securities when taking into consideration, among other things, the usual business practices that are followed under similar transactions.

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(ii)	Overview of Valuation

Mitsubishi UFJ Morgan Stanley Securities has adopted, and made calculations using: (a) the market stock price analysis, since the shares of Joyful Honda and Arclands are listed on the Prime Market of the TSE and each of their market stock prices are available, (b) the comparable peer company analysis, since there are multiple comparable listed peer companies with respect to the Companies and it is possible to infer the share value through such comparable peer company analysis, and (c) the discounted cash flow analysis (the “DCF Analysis” or the “DCF Method”) in order to reflect the status of the Companies’ future business activities in such valuation.

The market stock price analysis was conducted by setting April 13, 2026 as the valuation reference date and adopting the closing price on the Prime Market of the TSE as of the valuation reference date and the simple average of the closing prices on the respective transaction dates for the respective periods of one (1) month, three (3) months and six (6) months immediately preceding such valuation reference date.

The price valuation under the DCF Analysis was conducted based on various factors, including the financial forecasts and investment plans stated in the financial forecasts provided by the management of Joyful Honda and Arclands, which the Companies agreed to use for valuation purposes, the results of due diligence conducted on Joyful Honda and Arclands, and other information generally made available to the public. The Companies’ financial forecasts on which the valuation was based do not include those for fiscal years in which a substantial increase or decrease in profits were expected.

The valuation results for each of the above methods are as set forth below. The valuation results for the share transfer ratios below represent the valuation results for the number of common shares of the Joint Holding Company to be allotted for each common share of Joyful Honda in the case where one (1) common share of the Joint Holding Company is allotted for each common share of Arclands.

Adopted Methods	Valuation Results for Share Transfer Ratio
Market Stock Price Analysis	1.14 – 1.19
Comparable Peer Company Analysis	0.75 – 1.39
DCF Analysis	0.96 – 1.54

(Note)　　The analysis made by Mitsubishi UFJ Morgan Stanley Securities and the analysis of the underlying share transfer ratio are provided to the board of directors of Joyful Honda for its reference only. Such analysis does not constitute a financial opinion or recommendation of Mitsubishi UFJ Morgan Stanley Securities or its affiliates, nor does it provide its approval of the Share Transfer, or an opinion or recommendation to the shareholders of Joyful Honda or Arclands regarding the transfer and acquisition of shares, the exercise of their shareholder rights, such as the exercise of their voting rights, their consent to the Share Transfer, or any other related matter.

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In analyzing and calculating the share transfer ratios, Mitsubishi UFJ Morgan Stanley Securities has relied on information that is already publicly available and information provided by Joyful Honda or Arclands or otherwise obtained, assuming that such information is accurate and complete, and has not independently verified the accuracy and completeness of such information. Also, Mitsubishi UFJ Morgan Stanley Securities assumes that the financial forecasts reflect the best forecast and judgement currently available with respect to the future financial conditions of Joyful Honda and Arclands, and have been reasonably prepared and provided by the management of Joyful Honda and Arclands. Mitsubishi UFJ Morgan Stanley Securities has not conducted nor obtained any independent valuation or appraisal of the assets and liabilities (including off-balance-sheet assets and liabilities and other contingent liabilities) of Joyful Honda, Arclands or their respective affiliates, nor has it requested any third-party institution to value or appraise them. Mitsubishi UFJ Morgan Stanley Securities’ analysis is based on economic, financial, market, and other conditions as of the valuation reference date of the Share Transfer Ratio Valuation Report and on information available to Mitsubishi UFJ Morgan Stanley Securities as of such date. Although there is a possibility that an event occurring on or after the said date may affect the basis on which the Mitsubishi UFJ Morgan Stanley Securities’ analysis and the Share Transfer Ratio Valuation Report have been prepared, Mitsubishi UFJ Morgan Stanley Securities is not obligated to update, revise or reconfirm the Share Transfer Ratio Valuation Report or its analysis. In addition, the preparation of the Share Transfer Ratio Valuation Report and the underlying analysis therefor was a complex process and are not necessarily suitable for being partially analyzed or for being summarized. The valuation ranges stated herein, which are based on specific analytical methods, may not be considered as Mitsubishi UFJ Morgan Stanley Securities’ assessment of the actual value of Joyful Honda or Arclands.

SMBC Nikko Securities has adopted, and made calculations using: (a) the market stock price method, since the shares of Joyful Honda and Arclands are listed on the Prime Market of the TSE and each of their market stock prices is available, (b) the comparable listed peer company method, since there are multiple comparable listed peer companies with respect to the Companies and it is possible to infer the share value through such comparable listed peer company method, and (c) the DCF Method in order to reflect the status of the Companies’ future business activities in such valuation.

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In the market stock price method, Joyful Honda and Arclands were evaluated, respectively, by setting April 13, 2026 as the valuation reference date and using the simple average of the closing prices on the respective transaction dates for the respective periods of one (1) month, three (3) months and six (6) months immediately preceding such valuation reference date, and, based on the results thereof, the range of the share transfer ratio was calculated as follows.

The price valuation under the DCF Method was conducted based on various factors, including the financial forecasts and investment plans stated in the financial forecasts provided by the management of Joyful Honda and Arclands, which the Companies agreed to use for valuation purposes, the results of due diligence conducted on Joyful Honda and Arclands, and other information generally made available to the public. The Companies’ financial forecasts on which the valuation was based do not include those for fiscal years in which a substantial increase or decrease in profits were expected.

The valuation results for each of the above analytical methods are as set forth below. The valuation results for the share transfer ratios below represent the valuation results for the number of common shares of the Joint Holding Company to be allotted for each common share of Joyful Honda in the case where one (1) common share of the Joint Holding Company is allotted for each common share of Arclands.

Adopted Methods	Valuation Results of Share Transfer Ratio
Market Stock Price Method	1.14 – 1.17
Comparable Listed Peer Company Method	0.69 – 1.16
DCF Method	0.49 – 1.62

(Note)　　In analyzing and calculating the share transfer ratios, SMBC Nikko Securities has adopted, in principle, information provided by Joyful Honda or Arclands and information generally made available to the public or otherwise, assuming that all of such adopted materials or information is accurate and complete, and has not independently verified the accuracy and completeness of such materials or information. SMBC Nikko Securities has not made any independent valuation, assessment or appraisal of the assets and liabilities (including off-balance-sheet assets and liabilities, and other contingent liabilities) of Joyful Honda, Arclands or their respective affiliates, nor has it requested any third-party institution to value, assess or appraise them. Also, SMBC Nikko Securities assumes that the financial forecasts (including profit plans and other information) provided by Joyful Honda and Arclands have been reasonably prepared by the management of Joyful Honda and Arclands based on the best forecast and judgement available as of the date on which such information was provided.

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In addition, the synergies resulting from the Business Integration have not been reflected in the business plan of Joyful Honda and Arclands on which SMBC Nikko Securities’ valuation under the DCF Method was based.

(3)	Prospects for Delisting and Handling of Application for Listing of Joint Holding Company

The Companies plan to apply for a technical listing of the shares of the Joint Holding Company on the TSE. The scheduled listing date is March 1, 2027, i.e., the Effective Date. As the Companies will become wholly-owned subsidiaries of the Joint Holding Company as a result of the Share Transfer, the respective shares of the Companies are scheduled to be delisted from the TSE on February 25, 2027, prior to the listing of the shares of the Joint Holding Company. The dates of the listing of the shares of the Joint Holding Company and the delisting of the respective shares of the Companies will be determined pursuant to the rules of the TSE.

(4)	Measures to Ensure Fairness
(i)	Procurement of Share Transfer Ratio Valuation Reports from Independent Third-party Valuation Institutions

As stated in “(1) Grounds and Reasons for Details of Allotment” of “3. Grounds for Details of Allotment Pertaining to Share Transfer” above, in order to ensure the fairness and appropriateness of the Share Transfer, Joyful Honda has appointed Mitsubishi UFJ Morgan Stanley Securities and Arclands has appointed SMBC Nikko Securities, respectively, as their independent third-party valuation institutions, and each of the Companies obtained the Share Transfer Ratio Valuation Report to form the basis for their agreement on the share transfer ratio for the Share Transfer. The Companies did not obtain from their respective third-party valuation institutions a written opinion (i.e., a fairness opinion) stating that the share transfer ratio under the Share Transfer is fair to their shareholders from a financial perspective.

(ii)	Advice from Independent Law Firms

In order to ensure the fairness and legality of the board of directors’ decision-making in connection with the Share Transfer, Joyful Honda has appointed Nagashima Ohno & Tsunematsu and Arclands has appointed Anderson Mori & Tomotsune, respectively, as their independent legal advisers, and each of the Companies received advice regarding the procedures, and the decision-making method and process, for the Share Transfer.

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Neither Nagashima Ohno & Tsunematsu nor Anderson Mori & Tomotsune is a related party of the Companies, and neither Nagashima Ohno & Tsunematsu nor Anderson Mori & Tomotsune has any material interest that should be stated herein in connection with the Business Integration and the Share Transfer.

(5)	Measures to Avoid Conflicts of Interest

No special measures were taken in connection with the Share Transfer since there are no particular conflicts of interest between Joyful Honda and Arclands.

4.	Overview of Parties to Share Transfer
(1) Company Name	JOYFUL HONDA CO., LTD.	ARCLANDS CORPORATION
(2) Address	1-16-2 Fujisaki, Tsuchiura, Ibaraki Prefecture	[Kanto Headquarters] 1-13-1 Kamikizaki, Urawa-ku, Saitama City, Saitama Prefecture [Sanjo Headquarters] 445 Kamisugoro, Sanjo City, Niigata Prefecture
(3) Name and Title of Representative	Representative Director and President Ikuo Hirayama	President (COO) Yoshifumi Sato
(4) Business Description	Home center business Home renovation business	Retail business Foodservice business Wholesale business Real estate business
(5) Capital	JPY 12,000 million (as of December 20, 2025)	JPY 6,462 million (as of February 28, 2026)
(6) Date of Establishment	December 15, 1975	July 1, 1970
(7) Number of Issued Shares	63,784,612 shares (as of December 20, 2025)	64,733,372 shares (as of February 28, 2026)
(8) Fiscal Year-End	June 20	End of February
(9) Consolidated Number of Employees	4,831 employees (including temporary employees) (as of December 20, 2025)	14,579 employees (including temporary employees) (as of February 28, 2026)
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(10) Major Business Partners	PALTAC CORPORATION KOKUBU KANTO-SHINETSU CORP. RYOSHOKU PETCARE LTD. NAKAYAMAFUKU CO., LTD. Tajimaya Co., Ltd.		ARATA CORPORATION JAPELL Co., Ltd. Kao Group Customer Marketing Co., Ltd. PALTAC CORPORATION ISSEI Co., Ltd.
(11) Major Financing Banks	Joyo Bank, Ltd. Mizuho Bank, Ltd. MUFG Bank, Ltd. Sumitomo Mitsui Banking Corporation Resona Bank, Limited		Sumitomo Mitsui Banking Corporation Daishi Hokuetsu Bank, Ltd Saitama Resona Bank, Limited Development Bank of Japan Inc.
(12) Major Shareholders	The Master Trust Bank	10.65%	The Master Trust Bank	9.01%
and Shareholding	of Japan, Ltd. (trust		of Japan, Ltd. (trust
Ratio (Excluding	account)		account)
Indirect Holdings)	Nomura Trust and	9.57%	Yugen Kaisha Musashi	6.15%
	Banking Co., Ltd.		Custody Bank of Japan,	3.90%
	(Honda founding		Ltd. (trust account)
	family trust account)		Arclands Business	3.50%
	SMBC Nikko	3.73%	Partners
	Securities Inc.		Shareholding
	Masaru Honda	3.04%	Association
	Leno Co., Ltd.	2.62%	Katsuji Sakamoto	2.40%
	Honda Memorial	2.07%	Arclands Employee	2.22%
	Foundation, public		Shareholding
	interest incorporated		Association
	foundation		State Street Bank and	2.05%
	Custody Bank of Japan,	2.05%	Trust Company
	Ltd. (trust account)		Haruhiko Sakamoto	1.99%
	Isamu Honda	1.78%	Yoji Sakamoto	1.64%
	Mayumi Aoki	1.54%	Nomura Trust and	1.50%
	Joyful Honda Group	1.47%	Banking Co., Ltd.
	Employee Shareholding		(investment trust
	Association		account)
	(as of December 20, 2025)		(as of February 28, 2026)
(13) Relationship between the parties

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Capital Relationship	There is no notable capital relationship between the parties.
Personnel Relationship	There is no notable personnel relationship between the parties.
Business Relationship	There is no notable business relationship between the parties.
Applicability as Related Party	For each of the Companies, neither the other party nor any of the other party’s related persons or associated companies is a related party.

(14) Financial Position and Operating Results for Last Three Years

(i) Joyful Honda (Unit: JPY million, unless otherwise indicated)

Fiscal Year	Fiscal Year Ending June 2023	Fiscal Year Ending June 2024	Fiscal Year Ending June 2025
Net Assets	119,329	120,979	121,791
Total Assets	160,927	159,689	165,574
Net Assets Per Share (JPY)	1,842.38	1,957.44	2,021.11
Sales	123,362	126,894	128,980
Operating Profit	11,095	10,568	10,748
Ordinary Profit	12,240	11,645	11,878
Net Income	8,528	9,091	8,327
Net Income Per Share (JPY)	131.55	145.91	135.18
Dividend Per Share (JPY)	46.00	50.00	64.00

(ii) Arclands (Consolidated) (Unit: JPY million, unless otherwise indicated)

Fiscal Year	Fiscal Year Ending February 2024	Fiscal Year Ending February 2025	Fiscal Year Ending February 2026
Net Assets	116,810	121,467	128,357
Total Assets	350,721	334,645	346,213
Net Assets Per Share (JPY)	1,866.13	1,940.00	2,032.66
Sales	310,697	315,727	341,141
Operating Profit	16,113	16,231	14,196
Ordinary Profit	16,594	19,169	13,845
Net Income Attributable to Owners of Parent Company	9,125	10,126	8,088
Net Income Per Share (JPY)	177.18	162.55	129.39
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Dividend Per Share (JPY)	40.00	40.00	40.00

5.	Status of Joint Holding Company To Be Newly Established Through Share Transfer
(1) Company Name	Not yet determined as of the date hereof.
(2) Address	1-13-1 Kamikizaki, Urawa-ku, Saitama City, Saitama Prefecture
(3) Name and Title of Representatives	Masaru Honda, Representative Director and Chairman Ikuo Hirayama, Representative Director and President Haruhiko Sakamoto, Representative Director and Vice President
(4) Business Description	Management of subsidiaries and the group, and business that is incidental or related thereto
(5) Capital	Not yet determined as of the date hereof.
(6) Fiscal Year-End	End of February
(7) Net Assets	Not yet determined as of the date hereof.
(8) Total Assets	Not yet determined as of the date hereof.

6.	Overview of Accounting Treatment Relating to Share Transfer

In terms of the accounting treatment relating to the Share Transfer, the acquisition method is expected to be applied, as the Share Transfer constitutes an “acquisition” under the accounting standards for business combinations. Goodwill (or negative goodwill) is expected to arise in the consolidated accounts of the Joint Holding Company; however, the amount thereof has not yet been determined as of the date hereof.

7.	Future Outlook

The management policies, plans, and financial outlook of the Joint Holding Company will be discussed by the Companies and will be announced once they are determined.

End of document

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(References)
Joyful Honda’s Forecast for Consolidated Financial Results for the Current Fiscal Year and Previous Fiscal Year’s Financial Results

(Unit: JPY million)

Fiscal Year	Sales	Operating Profit	Ordinary Profit	Net Income Attributable to Owners of Parent Company
Forecast for Financial Results for Current Fiscal Year (Fiscal Year Ending June 2026)	131,000	8,800	10,000	8,800
Previous Fiscal Year’s Financial Results (Fiscal Year Ending June 2025)	128,980	10,748	11,878	8,327

Arclands’ Forecast for Consolidated Financial Results for the Current Fiscal Year and Previous Fiscal Year’s Consolidated Financial Results

(Unit: JPY million)

Fiscal Year	Sales	Operating Profit	Ordinary Profit	Net Income Attributable to Owners of Parent
Forecast for Financial Results for Current Fiscal Year (Fiscal Year Ending February 2027)	360,000	17,000	16,500	10,000
Previous Fiscal Year’s Financial Results (Fiscal Year Ending February 2026)	341,141	14,196	13,845	8,088

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